Tesco Corporation
POWER OF ATTORNEY
(Limited to Execution of Forms 3, 4 and 5
Promulgated under the Securities Exchange Act of 1934)

I, Fernando R. Assing, do hereby constitute and appoint James Lank as my true and lawful agent and attorney-in-fact (including the option to delegate authority to other parties or agents at his sole discretion) with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Tesco Corporation on Forms 3, 4 and 5 as may be deemed advisable. I hereby ratify and confirm any and all actions that such agent and attorney-in-fact (including those of his delegate, if any) may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by Tesco Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to changes in my beneficial ownership of securities issued by Tesco Corporation, unless earlier revoked by me in writing delivered to the attorney-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 11th day of May 2009.


						/s/ Fernando R. Assing
						Fernando R. Assing